PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montréal, Quebec Canada H3B 2G4 Telephone +1 514 205 5000 Facsimile +1 514 876 1502

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CAE Inc., relating to common shares to be offered to employees under employee benefit plans, of our auditors’ report dated May 13, 2008 relating to the financial statements and assessment of the effectiveness of internal control over financial reporting.

/s/ PricewaterhouseCoopers LLP Chartered Accountants Montréal, Quebec November 13, 2008

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.